Exhibit 99.2

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
David C. Parry Elected to Celanese Corp. Board of Directors
DALLAS (February 16, 2017) The Board of Directors of Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today announced that David C. Parry has been elected to the company’s Board of Directors.
Parry, 63, the current Vice Chairman of Illinois Tool Works, Inc. (ITW), will join Celanese as a board member effective February 15, 2017.
“David brings more than 30 years of business, industry and management experience in key growth areas for Celanese, including performance polymers, engineered materials and industrial products,” said Mark Rohr, Chairman and Chief Executive Officer, Celanese Corporation. “David’s valuable perspective will complement Celanese’s existing innovation and operational strengths, and we look forward to benefitting from his expertise.”
Mr. Parry joined Illinois Tool Works Inc., a global manufacturer of a diversified range of industrial products and equipment, in 1994, as General Manager of the Devcon business. After several roles of increasing responsibility, including President, ITW Performance Polymers and Fluids, and Executive Vice President, Global Polymers and Fluids Businesses, in 2010, Mr. Parry was named Vice Chairman of ITW.
Mr. Parry currently serves as a director, chair of the nominating and corporate governance committee, and a member of the compensation committee of IDEX Corporation, an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications and sold in niche markets to a wide range of industries around the world.
Mr. Parry is a member of the Executive Club of Chicago and the Economics Club and serves on the board of trustees for The Field Museum of Chicago. He is also an advisory board member to PSC Partners-Finding a Cure. Mr. Parry previously served as a director of the Adhesives and Sealants Council Board of Directors.
Mr. Parry will stand for re-election at the 2017 Annual Meeting of Stockholders. His appointment brings Celanese’s Board to 11 total members, 10 of which are independent.
About Celanese
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our two complementary business cores, Acetyl Chain and Materials Solutions, use the full breadth of Celanese's global chemistry, technology and business expertise to create value for our customers and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,300 employees worldwide and had 2016 net sales of $5.4 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.
All registered trademarks are owned by Celanese International Corporation or its affiliates.
Celanese Contacts:

Investor Relations	Media Relations - Global	Media Relations Asia (Shanghai)	Media Relations Europe (Germany)
Surabhi Varshney	W. Travis Jacobsen	Helen Zhang	Jens Kurth
+1 972 443 3078	+1 972 443 3750	+86(0)21 3861 9279	+49(0)69 45009 1574
surabhi.varshney@celanese.com	william.jacobsen@celanese.com	lan.zhang@celanese.com	j.kurth@celanese.com